Exhibit 10.18

The Company’s compensatory arrangement with Noelle O’Mara, Group President Prepared Foods, is not set forth in a formal document. A description of such arrangement is as follows:

Upon her promotion to President Prepared Foods, Ms. O’Mara’s annual salary was $600,000, subject to annual merit increases applicable to Company employees generally. She also participates in the Executive Annual Incentive Plan, the Company’s short-term incentive plan for executive officers, and in the Company’s long-term incentive plans, all on terms and in amounts as determined by the Compensation and Leadership Development Committee (the “CLDC”) of Company’s Board of Directors. Ms. O’Mara is also entitled to severance benefits in the event of termination (other than for “cause”) under the Company’s Executive Severance Plan. She is also eligible for personal use of Company-owned aircraft in the CEO’s discretion and subject to an overall limit for executive officers established by the CLDC.